EXHIBIT 10.2

GENERAL CONSTRACTION CONTRACT No 12/ГП

Kazan

LLC “KVINTESS FINANCE” on behalf of the Director General Abiasov Rufat Ravilevich, acting under the Charter, hereinafter referred to as the “Building owner” on the one hand, and

LLC “Tashpulat” on behalf of the Director General Zaripov R.M., acting under the Charter, hereinafter referred to as the “General contractor”, on the other hand, concluded the Contract as follows:

1. SUBJECT OF THE CONTRACT

1.1. The Building owner authorizes the General contractor and the General contractor assumes obligations to execute construction work of the facility “The complex of residential houses at: Altan settlement, Kaenlyk st.”. The facility consists of 9 residential houses – 5 houses of “Стандарт” type, 4 houses of “Barocco” type and located on a land lot of the total area of 10,400 square meters, cadastral number: _______________, category of land: inhabited locality, total area of 9 units is 2130 m2.

1.2. The work, mentioned in paragraph 1.1. of this Contract, is provided in:

- preliminary specifications;

- design estimates;

- annexes to this Contract.

The address of the Facility, its characteristics may be specified upon termination of construction work.

1.3. The Building owner shall accept and pay for work performed by the General contractor, specified in paragraph 1.1. on terms and conditions stipulated herein.

1.4. The General contractor shall present a Competency certificate, required for those types of work which may affect safety of capital construction. Certificate no.________ of________.

1.5. The building tenancy shall be confirmed by the following documents: agreement on the lease of a plot of land No.________, land transfer certificate to the Building owner and etc.

2. RIGHTS AND OBLIGATIONS OF THE PARTIES

2.1. Responsibilities of the General contractor are:

2.1.1. To carry out all the work, specified by the Contract in accordance with its conditions, design and estimate documentation, legislation of the Russian Federation, applicable Building code, State standards, Sanitary regulations, fire prevention rules and other rules and regulations.

2.1.2. To accept a building site and sign a land transfer certificate within 5 (five) calendar days starting from the date of signing of the Contract.

2.1.3. To complete construction work at a stated time and to transfer the facility ready to use after termination of commissioning activities to the Building owner with a set of construction documentation.

2.1.4. To supply all necessary construction materials, equipment, construction machinery to the building site, to organize acceptance, unloading, storing and warehousing of them.

2.1.5. To be responsible for prompt and qualified performance of work and other activities of subcontractors, involved in the execution of work.

2.1.6. To ensure that all participants of the project comply with existent requirements for safety, environment protection, fire preventive measures, protection of green plantations, that they do not exceed the permissible noise level when work at night, preserve land and water reservoirs located at the building site and adjacent territory, comply with sanitary norms.

2.1.7. To ensure compliance with labor protection rules, electrical, fire and environmental safety, labor discipline, access control and other mandatory rules and requirements.

2.1.8. To organize careful exploitation and maintenance of access roads and temporary roads, as well as the area, used for ground storage within a period of construction works. To perform restoration of pavements and sidewalks, damaged during the work.

2.1.9. To keep a log and note down a technological sequence of works, timing, quality, conditions of work, taking into account all identified violations of applicable rules, the Building code, design and estimate documentation, provisions of this Contract.

2.1.10 Promptly, at the expense of the General contractor, within time periods, coordinated by the Building owner, to eliminate all identified defects both while the work is being performed and after its completion within a guarantee period in accordance with written prescriptions of representatives of the Building owner, supervisory authorities and control boards.

2.1.11. To organize and carry out all necessary closing and commissioning works, and testing of structures, equipment and engineering networks in accordance with existent rules and regulations.

2.1.12. To comply with written directions of the Building owner, if such directions do not contradict the provisions of the Contract, design and estimate documentation.

2.1.13. To pay damages of the third parties caused during performance of construction work.

2.1.14. To carry full responsibilities for damages, caused to the Building owner, as a result of court decisions on claims of the third parties for illegal activity of employees of the General contractor and its subcontractors.

2.1.15. To pay penalties imposed by administrative and supervisory bodies for violations of construction norms, applicable regulations of environmental contamination and other offences committed by the General contractor.

2.1.16. To provide technical specialists of the Building owner with all necessary technical documentation for a period of construction works, as well as to afford an opportunity to carry out technical supervision of construction.

2.1.17. To notify the representatives of the Building owner immediately of any events and circumstances that may have a negative impact on the course of construction, quality of work, deadlines.

2.1.18. To transfer a Certificate of acceptance and a full set of documentation to the Building owner in not later than 15 (fifteen) days prior to commissioning of the facility.

2.1.19. To extend the term of the license, certificate of admission to all types of work, specified by the Contract.

2.1.20. To perform the duties of the General contractor, provided by other provisions of the Contract.

2.2. Rights of the General Contractor are:

2.2.1. The General contractor has a right to refuse to perform work in compliance with directions of the Building owner if such directions violate the current legislation, the Building code, State standards by notifying the Building owner in writing identifying a substantiation of the refusal.

2.2.2. The General contractor may assign its rights and obligations to the third parties only upon a written consent of the Building owner.

2.2.3. The General contractor may recruit subcontractors.

2.2.4. To exercise rights, stipulated by other provisions of the Contract.

2.2.5. To make changes of design documentation with prior written consent of the Building owner.

2.3. Responsibilities of the Building owner are:

2.3.1. To provide the General contractor with building documents, preliminary specifications, design documentation with reference to location of the facility, providing with a marked development plan.

2.3.2. To develop and confirm design and building documentation, a work production plan with the General contractor, to prepare a building site in accordance with the existent rules of preparatory works and the work production plan.

2.3.3. To transfer a conclusion of a design organization to the General contractor, affirming that all residential houses within a project have been designed for fill-up soil.

2.3.4. To transfer a building site to the General contractor upon signing of the Act; the Act shall contain marks made by the Building owner in accordance with the development plan; within 5 (five) calendar days starting from the day of signing of the Contract.

2.3.5. To organize acceptance of hidden work, to accept and pay for completed work or its stages within a period and in a manner provided by the Contract and its annexes.

2.3.6. To produce technical supervision and quality control of the work performed by the General contractor. The representatives of the Building owner shall confirm that the work is performed in accordance with the Building code, State standards, as well as make any comments, directions and recommendations in a log.

2.3.7. To participate in testing of structures, equipment and engineering networks in accordance with applicable regulations.

2.3.8. To accept the facility into the guarantee maintenance, to provide technical inventory and state registration of the facility in accordance with the legislation of the Russian Federation.

2.3.9. To perform obligations of the Building owner, provided by other provisions of the Contract.

2.4. Rights of the Building owner are:

2.4.1. If the General contractor fails to comply with directions made by the Building owner within a prescribed period, the Building owner may attract the third parties in order to eliminate the defects with payment of such work at the expense of the party in fault.

2.4.2. To transfer its rights and obligations under this Agreement to the third parties without prior consent of the General contractor, if indebtedness for work performed does not exist, by sending a written notice on a transaction with the third party within 7 (seven) days starting from the date of signing of such a Contract.

2.4.3. To exercise rights, specified by other provisions of the Contract.

2.4.4. The Parties shall notify each other on their appointed representatives responsible for performance and quality of work under the Contract, who are assigned to provide supervision, control and acceptance of work.

3. COST OF THE WORK AND PROCEDURE OF SETTLEMENTS

 3.1. The cost of construction work of residential houses of “Standard” and “Barocco” types under this Contract is 63,452,870 rubles, VAT of 18% included, based on the cost of 1 square meter of a residential house of “Standard” type - 24 500 rubles, of “Barocco” type - 23 500 rubles.

3.2. The construction cost of 1 square meter of a residential house of “Townhouse” type shall be agreed in a supplementary agreement to this Contract within five calendar days since all technical documentation is transferred and the work to perform is submitted.

3.3. The construction cost of 1 square meter under this Contract is determined and is not liable to variation, except the following cases: revelation of unforeseeable works which have not been counted within a project; or unexpected increases in prices of construction materials, by more than 10% due to seasonal conditions or unexpected increase in prices on the market.

3.4. The cost of connection of the facility or a part of it to external networks is not covered by the provisions of this Contract. If required the Parties shall conclude a separate contract or an additional agreement to this Contract.

3.5. Costs of installation of temporary buildings (a building camp, accommodation cabins, a guard shack, a temporary fence, entrance and fire gates, removal and disposal of solid waste), cabling for temporary power supply with electrical distribution panel installation, external lighting of the building site are covered by the General contractor.

3.6. Costs of public utilities, namely temporary electricity and water supply, are covered by the General contractor on the basis of invoices provided by operating organizations.

3.7. Payments are made according to the schedule of payments by transfer of funds to the bank account of the General contractor. The moment of fulfillment of obligations is a day when payment is received by the General contractor.

3.8. If payment is delayed through the fault of the Building owner, the construction period is automatically extended for a period of delay in payment.

3.9. The Building owner has no right to make deductions of fines and penalties from funds payable to the General contractor under the Schedule of payments.

4. ORGANIZATION OF WORK AND OPERATING PROCEDURES

4.1. Calendar schedule of operating procedures.

4.1.1. The General contractor shall perform work within separate stages in accordance with a calendar schedule of operating procedures, which must be agreed by the Parties and which is an integral part of this Contract (Appendix no._______).

4.1.2. The calendar schedule may be amended upon signing of a Supplementary agreement due to modification of preliminary specifications, which either involves any additional work or there is a danger that the commissioning of the facility may be delayed due to slippage on performance of work at individual stages of work.

4.2. The building site.

4.2.1. The General contractor shall at its expense perform construction of temporary buildings, engineering networks at the building site, coordinating their location and number with the Building owner. And upon completion of construction work the General contractor shall remove all temporary buildings, temporary networks, unused materials, garbage and waste, construction equipment and machinery within 7 (seven) business days after the signing of a Certificate of acceptance.

4.2.2. The General contractor provides a geodetic base of construction in full compliance with existent rules and regulations.

4.2.3. The General contractor shall perform preparation works at the building site in accordance with the project of construction organization and territorial norms and regulations.

4.2.4. Before the work starts the General contractor shall at its own expense provide temporary connection to existent networks of power and water supply with obligatory installation of meters at the places, designed by the operating organizations.

4.2.5. The General contractor is responsible for a state of the building site, compliance with rules of storing of materials, operating condition of construction equipment and machinery, and is obliged to organize work at the building site in compliance with the work production plan, previously agreed with the Building owner.

4.2.6. The General contractor is responsible for stock of materials and capital equipment at the building site.

4.2.7. The General contractor shall provide easy access to any facility at the building site for the representatives of the Building owner responsible for supervision and control within working hours upon prior notification. The third parties may get access to the building site but only accompanied by a person included in a list of authorized representatives.

4.2.8. The General contractor shall provide easy access to the building site to officials and representatives of local authorities in order to inspect the current state of the facility.

4.2.9. The General contractor shall keep all technical documentation on the work being performed at the building site, including design documentation, copies of licenses (admission certificates), and is obliged to provide free access to such documentation to the representatives of the Building owner and local authorities.

4.2.10. Starting from the date of signing of the Act when the building site is transferred to the General contractor, and within a period of time, specified in paragraph 4.2.1., the General contractor is responsible for protection of the building site and stocks of materials and capital equipment.

4.2.11. The General contractor is responsible for a discipline and a good state of the building site, and disposition of waste within the whole period of construction and installation works.

4.3. Keeping a log.

4.3.1. Since the start of work and within the whole period until its completion the General contractor shall keep a log. A form of the log shall be agreed by the Parties, the form shall comply with an intersectional uniform no. KC-6. Each log entry shall be signed by the representatives of the General contractor and the Building owner.

4.3.2. The contractor shall take notes of all types of construction and installation work performed, all inspections and controls, tests of structures, equipment and engineering networks, as well as all violations of design documentation, if any, which must be agreed with a representative of the Building owner.

4.3.3. A representative of the Building owner shall supervise and control the quality of work being performed and is obliged to express his reasoned opinion in a log in case of any violations and deviations, revealed by him.

4.4. Materials and equipment.

4.4.1. All materials and equipment, supplied by the General contractor, shall have all certificates of conformance, technical certificates and other documents certifying their origin and quality. The copies of such documents shall be presented to the Building owner before the works with use of such materials and equipment start.

4.4.2. The General contractor shall present the manufacturing documentation required for installation of the equipment.

4.5. Hidden work.

4.5.1. The completed work shall be accepted by a representative of the Building owner. The General contractor shall proceed to subsequent stages of work only after acceptance of hidden work by the Building owner and preparation of acts of acceptance, a form of the act shall be agreed by the Parties. The General contractor shall notify a representative of the Building owner in a written form within not more than 24 hours on a necessity for intermediate acceptance of work performed.

4.5.2. The quality of hidden work must be certified with a survey report, signed by a Committee, composed of either the representatives of the Building owner, or a professional organization attracted by the Building owner, acting on behalf of the Building owner and the General contractor.

4.5.3. If a representative of the Building owner made remarks in a log on the work performed, such work must not be completed and accepted by the General contractor without prior written permission of the Building owner. If the work was completed and accepted by the General contractor without acceptance of a representative of the Building owner (if a representative was not informed or was informed late), the General contractor shall at its own expense reveal any hidden work or a part of the hidden work which was not previously accepted by a representative of the Building owner, and then restore it.

4.5.4. If the General contractor fails to perform the obligation, specified in paragraph 4.5.3. of this Contract, the Building owner may attract third parties to carry out this work at the expense of the General contractor by deducting the costs of work from the amount payable to the General contractor.

4.5.5. If a representative of the Building owner fails to present himself at the fixed time for acceptance of the work performed, the general contractor shall draw up the unilateral Act and consider the work as accepted. The General contractor is not responsible for quality of the work performed and the Building owner must not require the revealing of the hidden work.

4.6. Quality of work and elimination of defects.

4.6.1. The General contractor ensures that the quality of construction and finishing materials, equipment, components, structures and networks, supplied or accepted by the Building owner, as well as the quality of the work meet the requirements of design documentation, State Standards and technical regulations applicable on the territory where the work is carried out in accordance with the Contract.

4.6.2. If a representative of the Building owner is not satisfied with a process and quality of the work and used construction materials, or in case of violations of applicable construction rules, regulations and design requirements; or in case when he reveals any violations in registration of operations and work process by the General contractor, he is authorized to register his claims and comments in a log and to give directions in order to eliminate violations committed by the General contractor, and to indicate the term to eliminate such violations.

4.6.3. If the General contractor admits claims and remarks made by a representative of the Building owner, the general contractor shall immediately take action to eliminate the defects as soon as possible.

4.6.4. If the General contractor does not admit claims and remarks made by a representative of the Building owner, the General contractor may send objections to the Building owner. The Parties shall make efforts to resolve disputes through negotiations, and if the result of such negotiations is negative, the Parties shall create a conciliation committee with assistance of independent experts. The decision of the committee shall be terminal and must be executed by the Parties. Payment of services of attracted experts shall be covered by the Party in fault.

4.6.5. Additional tests and examinations, undertaken by the Building owner or by third parties on behalf of the Building owner, shall be paid by the Building owner, if such tests and examinations confirm the quality of the work performed. If any defects were revealed in the work accepted by the Building owner, the General contractor shall correct defects and pay for the tests and examinations at his own expense.

4.7. Safety of work.

4.7.1. The General contractor shall be guided by the applicable rules of labor protection and safety of work, comply with them and require execution of them by the Subcontractors.

4.7.2. A representative of the Building owner may control the use of construction equipment and machinery, mechanisms and tools, vehicles which must comply with safety requirements, have certificates and other documents certifying their technical state and permitted service life.

4.7.3. The Building owner is not liable for compensation for any damages, accidents, injuries or death of a worker or another person, hired to perform work on behalf of the General contractor or a Subcontractor.

5. ACCEPTANCE OF THE PERFORMED WORK

5.1. The General contractor shall provide the Building owner with a Certificate of Acceptance upon completion of work at each stage.

5.2. When the Building owner receives the Certificate from the General contractor, the Building owner shall either send a signed Certificate or present a reasoned refusal within 3 (three) days after the receipt.

5.3. If the Building owner presents a reasoned refusal, the Certificate of acceptance shall be signed in its indisputable part. In the absence of a reasoned refusal the Certificate shall be signed unilaterally and considered as accepted.

5.4. If the General contractor fails to present the Certificate of acceptance in time, the Building owner may suspend financing of the project in accordance with the Contract, and the deadlines under the Contract in accordance with the Calendar schedule (Appendix no.______) cannot be modified.

6. ACCEPTANCE OF THE FACILITY AND PUTTING INTO WARRANTY OPERATION

6.1. Acceptance of the completed facility and its transfer to guarantee operation shall be carried out in accordance with provisions of the Contract, rules and regulations applicable on the territory of the Russian Federation.

6.2. Upon completion of work the General contractor shall pass general lay-outs and a list of coordinates and heights of geodetic beacons, installed during geodetic setting-out, a plan of underground facilities, executive documentation for all types of construction and installation works, undertaken tests and received results of these tests, a list of deviations occurred during the performance of work.

6.3. The General contractor shall notify the Building owner in writing on readiness of the facility to be transferred to guarantee operation in not later than 1 (one) month before the scheduled date of completion.

6.4. The Building owner shall create a working committee which shall begin the inspection of the facility within 5 (five) business days starting from the day of notification of the Building owner by the General contractor. All violations and deviations revealed by the committee shall be noted down in a register, which is an appendix to the Certificate of completion prepared by the committee; the committee must indicate a period for elimination of defects, the duration of this period must not exceed 15 (fifteen) days starting from the day of signing of the Certificate of completion by the committee.

6.5. After the defects, mentioned in a register, are eliminated, the General contractor shall notify the Building owner on completion of works and readiness to transfer the facility to guarantee operation. The Parties shall agree on a date and time of acceptance in a written form, but such date must not be later than in 5 (five) days starting from the day of notification of the Building owner by the General contractor.

6.6. The General contractor is liable for any risk of accidental loss or damage of the facility until the facility is accepted by the Building owner.

7. DEADLINES

7.1. The dates of start and completion of work are specified by the Calendar schedule of work performance (Appendix no.___).

7.2. The date of start under the Contract is December 2 of 2012.

7.3. The date of completion under the Contract is December 10, 2015.

7.4. The date of completion under this Contract is the date when all documentation is registered and the facility is transferred to the guarantee operations (a Certificate of completion is signed by both Parties).

8. FORCE MAJEURE

8.1. Neither Party is liable for any delay or failure in performance caused by circumstances, occurred beyond the will of the Parties, which could not been foreseen or avoided, including a declared or undeclared war, civil unrest, epidemics, blockades, embargoes, earthquakes, floods, fires and other natural disasters.

8.2. The Party which is unable to fulfill its obligations under the Contract due to force majeure circumstances shall immediately notify the other Party but in any case not later than two days after the commencement of force majeure circumstances.

8.3. Force majeure circumstances shall be confirmed by a certificate issued by a relevant unit of the Chamber of Commerce and Industry of the Russian Federation.

8.4. If force majeure circumstances stay in force for more than 30 (thirty) calendar days, this Contract may be terminated by the Building owner or by the General contractor; in this case a settlement order is regulated by the Supplementary Agreement on termination.

9. QUALITY ASSUARANCE

9.1. Quality assurance apply to all structural elements, equipment and materials, as well as the work performed by the General contractor in accordance with the Contract. The General contractor guarantees that the facility meets all the requirements under the Contract and provides a possibility of its operation within a guarantee term, as specified in paragraph 9.2. of this Contract.

9.2. The guarantee period of operation of the facility and its engineering networks, equipment, materials and the work performed shall be 3 (three) years from the date of signing of the Certificate of Completion of the facility in a whole or a part of it (in case the construction of one of the residential houses is completed) by both Parties. Equipment and materials which have the guarantee period, provided by a manufacturer, the guarantee period shall be equal to the guarantee period of the manufacturer. Within a guarantee period the General contractor is obliged to eliminate all revealed defects except those which are not covered by the guarantee terms, as: intentional damages caused by violation of operating rules by the Building owner or other persons, a revealed error in design and operation documentation or a work production plan.

9.3. If during a guarantee operation of the facility, the Building owner reveals that materials supplied by the General contractor do not meet the requirements according to quality certificates, all work in order to replace them shall be completed by the General contractor at its own expense.

9.4. If the Building owner reveals any defects, which must be eliminated by the General contractor, the Building owner shall notify the General contractor within 30 (thirty) calendar days starting from the date of their detection. The guarantee period shall be interrupted for a period of time, needed to eliminate the defects under responsibility of the General contractor.

9.5. The General contractor agrees to start work in order to eliminate the defects within 30 days from the date of notification sent by the Building owner to the General contractor. If the General contractor fails to eliminate defects within a period, specified in a reclamation act, the Building owner may eliminate those defects addressing the third parties with subsequent recovery of incurred expenses from the General contractor.

9.6. If the General contractor refuses to admit its guilt for defects revealed by the Building owner and to eliminate them at its own expense, the Building owner may attract the third parties and pay for their work in accordance with current rates. The Party in fault responsible for revealed defects shall be identified by a committee of independent experts, organized by the Parties and the Arbitration Court. Payment for repair works shall be made at the expense of the Party in fault.

10. CONFIDENTIALITY

10.1. The Parties under the Contract agreed that all information, received from each other in connection with the Contract, as well as with other mutual agreements, is confidential.

10.2. Neither Party has a right to reveal confidential information, received from the other Party to any third parties except the cases, provided by agreements between the Parties or without prior consent of the Parties.

10.3. The Party which violates the terms of this Contract shall compensate any damages of the other Party caused in a result of this violation.

10.4. The obligation of the Parties is to ensure confidentiality of information in accordance with regulations of legislation of the Russian Federation including information disclosure to legal authorities.

11. MODIFICATION OF THE CONTRACT

11.1. Any additions, changes, modifications and conclusion of supplementary agreements are effective in case they are made in a written form and signed and sealed by authorized representatives of the Parties.

12. CANCELLATION OF THE CONTRACT

12.1. This Contract may be cancelled at any time by written consent of the Parties.

12.2. The Building owner may cancel the Contract at any time prior to commissioning of the facility without announcement of the reason by notifying the General contractor. In this case the Building owner may demand transfer of the facility and pay compensation to the General contractor for the performed work and damages, incurred due to early cancellation of the Contract, within a difference between the total cost of work under the Contract and a part of costs payable to the General contractor by the Building owner for the accepted work.

12.3. The Building owner may cancel the Contract without compensation of damages to the General contractor in the following cases:

- if the subsequent work is inappropriate due to the fault of the General contractor;

- if the General contractor delays the start of construction work for more than 45 (forty-five) business days caused by the reasons or circumstances beyond the control of the Building owner;

- if the General contractor or subcontractors, attracted for performance of work, violate fire safety rules, environment protection regulations, sanitary norms and allowed level of noise, and such violations were revealed by controlling and supervisory bodies;

- if a license (permission) for construction work of the General contractor is canceled or suspended;

- if the General contractor is declared bankrupt as provided by current legislation with subsequent seizure of its property, blockage of bank accounts and initiation of external management;

- if the General contractor requires early termination of the Contract due to reasons other than under this Contract.

12.4. The General contractor may require the early termination of the Contract in following cases:

- if the Building owner delays transfer of the building site, design and other documentation for more than 15 (fifteen) business days;

- if the Building owner delays transfer of advance payment for more than 15 (fifteen) business days;

- if the Building owner requires to perform types of work which are not specified under the Contract and design documentations that changes the nature of work under this Contract;

- if the Building owner refuses to accept the work performed by the General contractor and its subcontractors without proper grounds;

- if the Building owner interrupts the performance of construction and installation work due to reasons which are out of the control of the General contractor for a period exceeding 30 (thirty) business days.

12.5. Termination of the Contract.

12.5.1. Upon termination of the Contract by the Parties prior to its completion due to the reason, specified in paragraphs 12.1, 12.2, 12.3, 12.4, the General contractor shall either transfer stocks of materials and capital equipment paid by the Building owner, including materials, structures, equipment and other property, used for performance of work or pay the value of them.

12.5.2. Termination of the Contract comes into force either upon receipt of the notice from the initiator or starting from the date, specified in such notice, if the Contract is terminated unilaterally or by the mutual consent of the Parties.

12.5.3. Upon termination of the Contract the Building owner may require transfer of uncompleted work from the General contractor with subsequent compensation of cost of work performed by the General contractor.

12.5.4. If the amount of costs which have been paid by the Building owner to the General contractor at the moment of termination of the Contract exceed the actual cost of the work performed by the General contractor, the General contractor shall recover the overpaid amount within 7 (seven) bank days upon receipt of the notification of termination of the Contract.

12.5.5. At the request of the General contractor the Building owner is obliged to accept and pay for all completed and uncompleted work, which was performed in compliance with the Building code, State Standards and design documentation.

12.5.6. Termination of the Contract involves cancellation of all obligations of the Parties but does not relieve the Parties from liability for any breach, if any, that took place prior to termination of the Contract.

13. RESPONSIBILITIES OF THE PARTIES

13.1. In case of a failure in performance or improper performance of obligations under the Contract the Parties are liable in accordance with current legislation of the Russian Federation and provisions of the Contract.

13.2. If the Contract is violated by the Building owner the General contractor may require:

- extension of a period for completion of work and commissioning of the facility if the transfer of the building site or the relevant documentations was delayed;

- payment of penalty at a rate of 0, 02% of the price payable upon receipt of the invoice if the payment was delayed.

13.3. If the General contractor violates the terms of construction for more than 15 calendar days, the General contractor is liable to pay the penalty at a rate of 0,02 % of the total cost of work for each day of delay, but not more than 10% of their cost.

13.4. The General contractor is not liable for the consequences of sinkhole collapse due to absence of survey documentation.

13.5. Payment of penalty (fines) for failure to meet the deadlines or improper performance of obligations under the Contract, as well as compensation for the damages caused by improper performance of the obligations under the Contract, does not release the Party in fault from the fulfillment of obligations, except the cases, specified by the current legislation.

14. MISCELLANEOUS

14.1. Performance of the obligations under the Contract is governed by legal norms and regulations, standards applicable on the territory of the Russian Federation, as well as regional town building norms and rules which are in force in the area of construction.

14.2. All written and oral agreements of the Parties on construction of the facility, which took place before the signing of the Contract, have no legal force if the above-mentioned agreements are not recorded in the Contract and not determined as annexes to the Contract by the Parties or contradict provisions of the Contract.

14.3. The General contractor holds the Building owner harmless from any claims and lawsuits of the third parties in case of copyright infringement, any marks and names subject to ownership and intellectual property, arising out of or in connection with the Contract.

14.4. All Annexes to the Contract, agreed and signed by the Parties, are integral parts of the Contract and subject to execution by the Parties.

14.5. Any changes and additions of this Contract are applicable starting from the date of signing of a supplementary agreement by the Parties.

14.6. All prescriptions, notifications, confirmations of the Parties are drawn up in a form of the official letter signed by the authorized representative of the Party, sent to the other Party by special delivery, mail, facsimile, e-mail. Any information, orders and instructions, sent or received by phone do not have any legal effect and shall not be carried out executed by the Party except in special cases connected with emergency situations, threat to life of people and damages or destruction of the facility.

14.7. If any statuary and normative acts are approved which establish rules binding upon both Parties after the conclusion of the Contract and such acts differ from the provisions of the Contract, the terms and conditions under the Contract shall remain in force except cases when the legal act establishes that it applies to relations arising from previously concluded Contracts.

14.8. If any dispute arises between the Parties in a process of execution of the Contract or in connection with it, the Parties shall make any reasonable effort to resolve such a dispute through negotiations. If it is impossible to achieve a positive result through negotiations each Party may refer it to the Arbitration Court of the Republic of Tatarstan within 30 (thirty) calendar days.

14.9. Any issues which are not covered by the Contract, shall be governed by legislation of the Russian Federation.

14.10. This Contract shall enter into force upon signature and shall be valid until the Parties fulfill their obligations.

14.11. The Contract is made in two identical copies in Russian language and have the same legal effect, one copy is for each Party.

14.12. The Contract shall be signed with the following appendixes:

Appendix no. 1 – Preliminary specifications;

Appendix no. 2 – Calendar schedule of work performance;

Appendix no. 3 – Financing schedule

15. BANK DETAILS AND SIGNATURES OF THE PARTIES

Building owner: LLC “KVINTESS FINANCE” Director General /s/ Abiasov R.R.

General contractor:

LLC “Tashpulat”

420110, Republic of Tatarstan, Kazan, Prospekt Pobedy st. 159

s/a 40702810200010004094 at JSC «Kazansky», Kazan

c/a 30101810300000000806

BIC 049205806

OGRN/ОГРН 1101690035721

TIN/ИНН 1657095385 KPP/КПП 166001001

tel.: (843) 537-83-41

fax: (843) 537-83-44

Director General

/s/ Zaripov R.M

APPENDIX 1 to contract №___ of «___»_______201__

Requirements specification for construction projects of “Premium” and “Barocco” residential houses.

	Bearing walls - porous concrete of the mark not lower than 500, in accordance with projects of each residential house.

	Interior walls – ceramic bricks of M-125 mark and porous concrete blocks of the mark not lower than 500.

	Staircase – welded, metal frame, flooring boards (footsteps).

	Floors – reinforced concrete slabs in accordance with project (project specifications).

	Roofing – tile (the color is to be approved by the Customer).

	Windows – multiple glazing window packs, color – “Oak”, Novotex Termo profile, 2 glasses with selective covering and toning, stained windows on the 2nd floor, made of aluminum power-saving profiles of Allutex mark, installation in accordance with state standards.

	Chimney system Schiedel with ventilation duct.

	Façade elements in accordance with a project – from trim stone and bricks, local plastering work (color is to approve by the Customer).

	Balconies and loggias – metal fencing made of shaped tubes.

	Land improvement – 4 trees, height – not more than 1,5 m., stone paving of the total area of 48 square meters. Black earth filling with 50 mm layer before lawn grass planting.

	Septic – made of reinforced concrete, with 2 wells.

	Well / water supply system – well drilling and piping, well pump installation (“Malysh” trade mark).

	Water gutters and rainwater pipes installation, diameter – 110 mm.

	Heat-insulted floor made of polypropylene pipes in bathrooms, lobbies and halls.

	Central heating – double-pressure boilers installation, heating radiators installation.

	Electricity – electric board installation without arrangement of wires. Without external supply network.

	Metal entrance door of П4 type, MDF interior finish of 12 mm.

	Interior finish – reinforced screed of not more than 40 mm, plastering of window slopes, radiators niches and a wall where the boiler has been installed.

	Verandas, balconies and entrance staircase – coating with stoneware plates.

	Decorative façade elements – wood strips (in accordance with color preferences))

	The following positions are not listed in the requirements specifications as they shall be a part of a supplementary agreement signed by the Customer:

	Purchase and installation of interior doors. Installation of electric poles and cable laying.

	Design and installation of a gas pipeline and meters.

	Design and construction of asphalt roads.

	Installation of permanent fencing on the territory.

	Land improvement and planting of greenery on the territory of a cottage settlement, except of stone paving of the total area of 48 square meters, planning of a land lot and local planting of greenery around the house.

Customer:

/ ______________ /

General contractor: LLC «Tashpulat»

General director / R.M. Zaripov /

APPENDIX 2

CALENDAR SCHEDULE

of construction and installation works

Chief engineer of LLC. Tashpulat /D.G. Bulatov/

Comments:

Across: Type of works; work content; September, October, November, December; January, February.

Down: House no.1 “Premium”, S=259,12 m2; Preliminary works, Foundation pit (excavation works); Sand base; Concrete preliminary works; Waterproof finishing; Foundation plate installation; Foundation pilings installation; Waterproof finishing; 1st floor columns installation; 1st floor brickwork; Monolithic booms and beams installation; 1st floor construction works; 2nd floor columns installation; 2nd floor brickwork; Monolithic booms and beams installation; 2nd floor construction works; Monolithic booms above floors installation; Roofing; Windows and doors installation; Exterior finishing work; Staircase (exterior, interior); Land improvement; Central heating, water piping, electricity network, well (40 m), external staircase frame, septic; commissioning activities.

CALENDAR SCHEDULE

Of construction and installation works

Comments:

Across: Type of works; work content; September, October, November, December; January, February.

Down: House no.1 “Premium”, S=259,12 m2; Preliminary works, Foundation pit (excavation works); Sand base; Concrete preliminary works; Waterproof finishing; Foundation plate installation; Foundation pilings installation; Waterproof finishing; 1st floor columns installation; 1st floor brickwork; Monolithic booms and beams installation; 1st floor construction works; 2nd floor columns installation; 2nd floor brickwork; Monolithic booms and beams installation; 2nd floor construction works; Monolithic booms above floors installation; Roofing; Windows and doors installation; Exterior finishing work; Staircase (exterior, interior); Land improvement; Central heating, water piping, electricity network, well (40 m), external staircase frame, septic; commissioning activities.

APPENDIX 3

Appendix  №___ to contract №__ of
"__"___________201_.

FINANCING SCHEDULE

of construction of a two-storied residential house “Barocco” of the total area of

242,77m2 including 38,88 m2 (balconies, loggias, verandas)

№	Type of work													Comments
		March		April		May		June		July		August
		rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	ruble
1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
1	Excavation works, foundation,
(reinforced concrete plate),
basement (brickwork) at
level 0.00
	-Advanced payment 70%	1 335 200
	-final payment 30%		557 000
2	Walls, floors, monolithic constructions
	- Advanced payment 50%			543 323
	- final payment 50%				543 322
Sand filling,
Reinforced screed
of the 1st floor, bricklaying
of bearing walls with engineering
networks
	- Advanced payment 55%			255 000
	- final payment 45%				215 000
3	Tiled roofing
	- Advanced payment 70%					837 200
	- final payment 30%						296 585
4	Walls insulation, façade plastering and painting, trim stone
	- Advanced payment 50%							60 000
	- final payment 50%								60 000
5	Central heating, water supply system, electricity, well, external staircase frame, blind area, 6x8 parking
septic, plastering
Land improvement
	- Advanced payment 50%									250 000
	- final payment 50%												210 000
6	Windows and stained glass
	- Advanced payment 80%							340 660
	-final payment 20%											85 165
	Total payment:	1 335 200	557 000	798 323	758 322	837 200	296 585	400 660	60 000	250 000		85 165	210 000	5 588 455

Comment: price is 23500 rubles  per 1 sq. m. of total area of floors, 20500 rubles per 1 sq. m. of total area of verandas, balconies and loggias.

Start of construction and installation works is the day of advance payment transfer to the settlement account of the Contractor.

Customer:	/___________ /	General contractor:	/ R.M. Zaripov /

FINANCING SCHEDULE

of construction of a two-storied residential house “Premium” of total area 259,12m2, including 54,18m2 (balconies, loggias, verandas)

№	№ Type of work													Comments
		March	April		May		June		July		August		September
		rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles	rubles.
1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
1	Excavation works, foundation (reinforced concrete plate), basement (brickwork) at level 0.00
	-advance payment 70%	1 335 200
	-final payment 30%		557 000
2	Walls, floors, monolithic constructions
	- advance payment 50%			510 000
	- final payment 50%				510 000
Sand filling, reinforced screed of the first floor, bricklaying of bearing walls with engineering networks
	- advance payment 55%			255 000
	- final payment 45%				215 000
3	Tiled roofing
	- advance payment 70%					837 200
	- final payment 30%						263 585
4	Walls insulation, façade plastering and painting, trim stone
	- advance payment 50							380 000
	- final payment 50%								380 000
5	Central heating, water supply system and sewerage, electricity, well, external staircase frame, blind area, 6x8 parking area, septic, plastering, land improvement
	- advance payment 50%									230 000
	- final payment 50%												190 000
6	Windows and stained glass
	- advance payment 80%							396 660
	-final payment 20%											99 165
	Total payment:	1 335 200	557 000	765 000	725 000	837 200	263 585	776 660	380 000	230 000		99 165	190 000	6 158 810

Comment: price is 24500 rubles per 1 sq. m. of total area of floors, 21500 rubles per 1 sq. m. of total area of verandas, balconies and loggias.

Start of construction and installation works is the day of advance payment transfer to the settlement account of the Contractor.

Customer             /____________/                                                           General contractor:                                   / R.M. Zaripov /